UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

OCM HOLDCO, LLC

(Exact name of registrant as specified in this charter)

Delaware	0-52042	20-3673772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 SOUTH GRAND AVENUE

28th FLOOR

LOS ANGELES, CALIFORNIA 90071

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, including area code:  (213) 830-6300

Not applicable

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 24, 2009, and in accordance with the terms and conditions of that certain Preferred Purchase Agreement dated as of March 12, 2009 (“Preferred Purchase Agreement”), by and among Crown Limited, an Australian company (“Parent”), Crown CCR Group Investments One, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Crown One”), Crown CCR Group Investments Two, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Crown Two,” and collectively with Parent and Crown One, the “Crown Parties”), OCM HoldCo, LLC, a Delaware limited liability company (the “Company”), Millennium Gaming, Inc., a Nevada corporation (“Millennium,” and together with the Company, the “Original Equityholders”), and Cannery Casino Resorts, LLC, a Nevada limited liability company (“CCR,” and collectively with Millennium and the Company, the “Seller Parties”), CCR sold to Crown One and Crown Two, collectively, 71,614 Series B Preferred Units of CCR (the “Series B Units”) for an aggregate purchase price of $320 million in cash (the “Purchase Price”).   The Series B Units have no coupon and are not subject to mandatory redemption.  The “Option Agreement,” as described in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2009, remains unaffected.

Neither the foregoing summary of the Preferred Purchase Agreement nor the foregoing summary of the Option Agreement, as the case may be, purports to be complete and is qualified in its entirety by reference to the Preferred Purchase Agreement or the Option Agreement, as the case may be, filed as Exhibit 10.32 or Exhibit 10.33, respectively, to the Company’s Annual Report on From 10-K filed with the Commission on March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCM HoldCo, LLC

Date: April 30, 2009	By:	/s/ Stephen A. Kaplan
Stephen A. Kaplan
Manager

Date: April 30, 2009	By:	/s/ Ronald N. Beck
Ronald N. Beck
Manager